ASSIGNMENT AND NOVATION AGREEMENT

THIS AGREEMENT is made effective this 7th day of September, 2007.

BETWEEN:

CVRD INCO LIMITED, a corporation existing under the laws of Canada (hereinafter called "Assignor")

-and-

GENTOR RESOURCES INC., a corporation existing under the laws of the State of Florida (hereinafter called "Assignee")

- and -

JOE ANTOSHKIW, of Winnipeg, Manitoba (the "Counterparty")

WHEREAS Assignor (formerly Inco Limited) and Countetparty have entered into an Exploration Option Agreement made as of October 19, 2006 (the “Option Agreement"), a copy of which is annexed hereto as Schedule "A";

AND WHEREAS Assignor has agreed to assign the Option Agreement to Assignee on the terms and conditions set forth therein;

AND WHEREAS Counterparty has agreed to consent to the assignment by Assignor to Assignee of all of Assignor's right, title and interest in and to the Option Agreement;

NOW THEREFORE in consideration of the mutual covenants contained in this Agreement, and for other good valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is hereby agreed as follows:

ARTICLE 1INTERPRETATION

1.1

Definitions

The following terms when used in this Agreement shall have the meanings assigned to them:

(a)

"Effective Date" means the date of this Agreement;

(b)

"Party" means a Person which is bound by this Agreement; and

(c)

"Person" means any individual, partnership, corporation, association, business,

trust, government or political subdivision thereof, governmental agency or other equity.

1.2

References

The references "hereunder", "herein" and "hereof” refer to the provisions of this Agreement, and references to Articles, Clauses, Subclauses, Paragraphs or Subparagraphs refer to Articles, Clauses, Subclauses, Paragraphs or Subparagraphs of this Agreement.  The use of the term "including" means "including but not limited to".

1.3

Headings

The headings of the Articles, Clauses and any other headings, captions or indices herein are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof

1.4

Singular/Plural

Whenever the singular or masculine or neuter is used in this Agreement it shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires.

1.5

Definitions

Any capitalized term used in this Agreement that is not defined herein shall have the meaning ascribed thereto in the Option Agreement unless the context otherwise requires.

ARTICLE 2ASSIGNMENT

2.1

Assignment

Assignor hereby assigns, transfers and conveys to Assignee all of the right, title and interest of Assignor in and to the Option Agreement as at and from the Effective Date, to have and to hold the same unto Assignee absolutely.

2.2

Consent to Assignment

Counterparty hereby consents to the assignment of the Option Agreement to Assignee in the manner set forth in this Agreement.

2.3

Assumption of Rights and Obligations

Assignee accepts the assignment set forth in Section 2.1 hereof and hereby agrees with Assignor that it shall be bound by and observe, perform and comply with all of the terms and provisions contained in the Option Agreement in replacement of Assignee and to take the full benefit of all rights and be subject to all of the obligations pertaining to Assignee under the Option Agreement to the same extent as if Assignee had been a party thereto in the place and stead of Assignor with effect from the Effective Date.

2.4

Release and Discharge

Counterparty hereby releases and discharges Assignor of and from the observance and performance of the covenants, agreements and obligations on the part of Assignor to be observed and performed under the Option Agreement.

ARTICLE 3ADDITIONAL AGREEMENTS

3.1

Right of First Offer on Processing

Subject to the Assignee being deemed to have exercised the Option in accordance with the Option Agreement and thereby having earned a 100% undivided interest in the Properties, the Assignee grants to the Assignor a right of first offer to process any mineral concentrate produced from the Area of Interest (as defined below). For greater certainty, in the event that the Assignee wishes to process any mineral concentrate produced from the Area of Interest, it will advise the Assignor of such fact prior to entering into negotiations with any other processor and the Assignor and Assignee will in good faith attempt to negotiate the terms and conditions of such processing arrangement.

For the purposes of this Agreement, "Area of Interest" means the 6 cornered block located in Nunavut, outlined on Part 2 of Schedule A to the Option Agreement and more particularly described as starting at corner #1, the NW corner long. 92.54W, lat 62.90N, easterly to corner #2 long 92.12W, lat. 62.90N, thence southerly to corner #3 long 92.12W, lat 62.85N, thence easterly to corner #4 long 92.00W, lat 62.85N, thence 'southerly to corner #5 long 92.00W, lat 62.78N, thence westerly to corner #5 long 92.54W, lat 62.78N, thence northerly to corner #1 the point of beginning.

3.2

Further Assurances

The Parties shall execute, acknowledge and deliver such instruments and take such other actions as may be reasonably necessary to fulfill their respective obligations under this Agreement and to effectively carry out the intent and meaning hereof.

3.3

Expenses

Each Party to this Agreement will pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated herein.

ARTICLE 4MISCELLANEOUS PROVISIONS

4.1

Notices

All notices and other required communications ("Notices") to the Parties shall be in writing, and shall be addressed respectively as follows:

(a)

in the case of a Notice to Counterparty at:

Joe Antoshkiw

21 Morrow Avenue, Apt. 19

Winnipeg, MB R2M 1A5

(b)

in the case of a Notice to Assignor at:

CVRD Inco Limited

Royal Bank Plaza, South Tower

200 Bay Street, Suite 1600

Toronto, ON M5J 2K2

Attention:  General Counsel

Fax:  (416)361-7781

with a copy to:

1nco Technical Services Limited

Highway 17 West

Copper Cliff, ON POM I NO

Attention:  Mining Lands Administrator

Fax:  (705) 682-8243

(c)

in the case of a Notice to Assignee at:

Gentor Resources Inc.

571 Cedar Hills Road

Whitehall, MT 59759

Attention:  President

Fax:  (406) 287-3047

Any Notice will:

(a)

if delivered, be deemed to have been given and received on the day it was delivered., and

(b)

if sent by telecommunication, facsimile or other similar form of communication,

be deemed to have been given and received on the Business Day following the day it was so sent.

A Party may at any such time give to the other Party notice in writing of any change of address of the Party giving such notice and from and after giving of such notice the address or addresses therein specified will be deemed to be the address of such Party for the purposes of giving notice hereunder.

4.2

Recording

This Agreement shall be recorded under the Canada Mining Regulations.

4.3

Governing Law

This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario, without prejudice to or limitation of any other rights or remedies available under the laws of the jurisdiction in which any of the Properties are situate.

4.4

Time

Time shall be of the essence in this Agreement.

4.5

No Amendment Except in Writing

This Agreement may be amended only by written instrument executed by all of the Parties hereto.

4.6

Enurement

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

4.7

Counterparts

This Agreement may be executed in any number of counterparts each of which is deemed an original and all of which together constitute one and the same document.

4.8

Severability

If any provision of this Agreement is or is held to be or becomes void, illegal, invalid or otherwise unenforceable, this Agreement shall be considered divisible and such provisions shall be severable herefrom and inoperative to the extent of such unenforceability and in all other respects this Agreement shall remain in full force and effect. If any such provision may be made enforceable by limitations thereof, such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by law.

IN WITNESS WHEREOF the Parties have executed this Agreement effective as of the day and year first written above.

CVRD INCO LIMITED

By: /s/ Marco Pires

Name: Marco Pires

Title: VP Business Development

I have authority to bind the Corporation

GENTOR RESOURCES

By: /s/ Lloyd Joseph Bardswich

Name: Lloyd Joseph BardswichTitle: President

I have authority to bind the Corporation

SIGNED, SEALED AND

)

DELIVERED in the presence

)

of

)

)

/s/ Karen Dewit

)

/s/ Joe Antoshkiw

________________________________

_________________________________________

Witness

Joe Antoshkiw

SCHEDULE "A"

EXPLORATION OPTION AGREEMENT

EXPLORATION OPTION AGREEMENT

MADE AS OF THE l9th DAY OF OCTOBER, 2006

BETWEEN

JOE ANTOSHKIW

and

INCO LIMITED

RANKIN INLET PROPERTIES

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1

1.1

Definitions

1

1.2

Certain Rules of Interpretation

5

1.3

Knowledge

6

1.4

Entire Agreement

7

1.5

Schedules

7

ARTICLE 2 REPRESENTATIONS, WARRANTIES AND COVENANTS

7

2.1

Capacity

7

2.2

Representations and Warranties of Owner

8

2.3

Survival of Representations and Warranties

9

2.4

Encumbrances and Other Agreements

9

2.5

Indemnities

9

ARTICLE 3 SCOPE AND MAINTENANCE OF OPTION

10

3.1

Grant of Rights and Options

10

3.2

Commitments of Inco

11

3.3

Requirements to Maintain and Exercise the Option

12

3.4

Exercise of the Option

14

3.5

Abandonment of All Rights and Options

14

3.6

Notice of Default

15

3.7

Conduct of Inco

15

3.8

Transfer of Title

15

3.9

Transfer or Interest

16

ARTICLE 4 CONFIDENTIALITY

16

4.1

Business Information

16

4.2

Permitted Disclosure of Confidential Business Information.

16

4.3

Disclosure Required By Law

16

4.4

Public Announcements

17

4.5

Consultation Regarding Disclosure

17

4.6

Internal Proprietary Information.

17

ARTICLE 5 GENERAL

17

5.1

Notices

17

5.2

Waiver

18

5.3

Amendment

19

5.4

Force Majeure

19

5.5

Further Assurances

19

5.6

Survival of Terms and Conditions

19

5.7

Successors and Assigns

20

5.8

Recording

20

5.9

No Partnership

20

5.10

Waiver of Rights of Partition and Sale

20

5.11

Expense and Commissions

21

5.12

Execution and Delivery

21

5.13

Language

21

SCHEDULES

Schedule A -

Part 1

Properties and Title Defects

Part 2

Location Map

Part 3

Assessment Work Credits

EXPLORATION OPTION AGREEMENT

THIS AGREEMENT is made as of October 19, 2006

BETWEEN:

Joe Antoshkiw, of Winnipeg, Manitoba,

("Owner")

and

Inco Limited, a corporation governed by the laws of Canada,

("In.co")

RECITALS:

A.

Owner owns a 100% recorded/registered and beneficial interest in the rights to explore and mine identified in Schedule A and defined in this Agreement as the "Properties"; and

B.

Owner wishes to grant to Inco an option to earn a 100% interest in the Properties, all on the terms and conditions set out in this Agreement.

THEREFORE, the parties agree as follows:

ARTICLE 1DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1.

Definitions

Whenever used in this Agreement, the following words and terms have the meanings set out below:

"Accounting Procedure" means the procedures set forth in Schedule B.

"Affiliate" of any Person means, at the time such determination is being made, any other Person who has a Control Interest or who is controlled by or under common control with such ast Person, where. "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person through the legal or beneficial ownership of voting securities, the right w appoint directors or management, contract, voting trust or otherwise.

"Agreement" means this agreement, including all schedules, and all amendments or restatements as permitted, and references to "Article" or "Section" mean the specified Article or Section of this Agreement.

"Anniversary Date" means an anniversary of the Effective Date.

"Business Information" has the meaning given in Article 4.

"Business Day" means any day, other than a Saturday or Sunday, on. which Royal Bank in Toronto, Ontario is open for commercial banking business during normal banking hours.

"Confidential Information" means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Party.

"Effective Date means the date first set forth in this Agreement.

"Encumbrance" means a security interest, mortgage, deed of trust, pledge, lien, net profits interest, royalty, overriding royalty interest, other payment out of production, or other encumbrance or burden of any nature.

"Environmental Compliance" means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

"Environmental Laws" means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic. or hazardous substances or wastes.

"Environmental Liabilities" means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' tees and costs) of any kind or of any nature whatsoever that are asserted against either Party, by any person or entity other than the other Party, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site pnaperties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.

"Existing Data" means maps, geological, geochemical and geophysical data, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information developed in operations on the Properties prior to the Effective Date.

"Expenditures" for all purposes of this Agreement means all moneys expended in connection with the Properties by a Party authorized to do so by the terms of this Agreement (an "Authorized Party") in prospecting, exploration, development, preproduction, mining and processing work on or in connection with the Properties or any part of them. Without limiting the generality of the foregoing, Expenditures shall include all direct charges and indirect charges of ten per cent (10%) of all direct costs of conducting Exploration work with the exception Of invoices on contracts with a value exceeding $50,000 where the charge shall be five per cent (5%) and shall include moneys spent by an Authorized Party in acquiring and maintaining Surface Rights, in constructing, maintaining and operating roads, trails and bridges upon or across the Properties or other lands for the purpose of having convenient access to the Properties; and in mining, prospecting, exploring, developing, de.watering, sampling, examining, diamond drilling, testing and metallurgical work of all types; for geophysical, geological and other surveys; reasonable costs and expenses connected with feasibility studies (whether prepared by persons who are associated with a Party or on an arms length basis) and tbr buildings, equipment, plant and supplies for the Properties including reasonable supervision, office and travelling expenses, workers' compensation assessments, unemployment insurance premiums, fire insurance premiums, taxes, rents, license fees and all other payments necessary to keep the Properties in good standing; and all other expenses ordinarily incurred in exploring, developing and operating a mining property, including an indirect charge for administration and overhead in accordance with the Accounting Procedure. The certificate of an officer of the Authorized Party which has incurred Expenditures in corinection with the Properties shall be accepred as prima facie evidence of the making of Expenditures. Except as provided in this Agreement, the other Party shall be given access to the documentation used by the Authorized Party to certify Expenditures and shall be entitled at its own cost and expense to audit the amount of Expenditures certified to by the Authorized Party.

"Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including such activities as drilling geophysics and geochemistry.

"Governmental Authority" means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, hoard, tribunal, dispute settlement panel or body or other law, rule or regulation-making entity:

(a)

 having or purporting to have jurisdiction on behalf of any nation, province, territory, state or other geographic or .political subdivision thereof; or

(b)

exercising, or entitled or purporting to exercise any administrative, executive, juaicial, legislative, policy, regulatory or taxing authority or power.

"Inco Data" means all Mining Information generated by or behalf of Inco or otherwise becoming available to Inco in its Operations.

"Laws" means applicable laws (including common law), statutes, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees and judicial, arbitral, administrative, ministerial or departmental judgements, awards or requirements of any Governmental Authority.

"Mineral Act" means the Canada Mining Regulations thereunder in force on the date this Agreement is entered into together with all amendments. enacted thereto from time to time.

"Mining" means the mining, extracting, producing, handling, milling or other processing of Products.

"Mining Information" means all plans, maps, drawings, diagrams, now-sheets, records, reports and documents (in written, computer or electronically readable form) and all prospecting, exploration, geological, geophysical and technical information, drill logs, drill chips, drill core, acromagnetic data and samples that are in the possession or custody of, or under the control of, a Party and which relate in any way to a Property.

"Mineral Rights" means the rights and obligations in respect of the rights to explore and mine the hectares identified in Parts I and 2 of Schedule A which are held subject to this Agreement.

"Operations" means the Exploration activities carried out under this Agreement.

"Option" has the meaning given to it in Section 3.1(c).

"Option Period" means the period from the Effective Date to the earlier of: (i) the day on which the Option is exercised, and (ii) the third Anniversary Date.

“Party" and "Parties" means Inco, Owner, and their respective successors or assigns.

"Person" means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

"Prime Rate" means, at any time, the rate of interest expressed as an annual rate, established by Royal Bank at its main office in Toronto, Ontario as its reference rate of interest to determine the interest rates it will charge for loans in Canadian dollars to Canadian customers, adjusted automatically with each quoted or published change in such rate, all without the necessity of any notice to its borrowers or any other person.

'Products" means ail ores, minerals and mineral resources and by-products thereof produced under this Agreement.

"Properties" means the surface area comprising the Mineral Rights.

"Rights and Options" means the rights and options granted to Inco pursuant to Article 3.

"Surface Rights" means any ownership of or rights to enter, use and occupy the surface area of the lands described by the Properties or other surface areas useful in connection with activities under this Agreement and held from time to time hereunder.

"Tax Act' means the Income Tax Act (Canada), as amended.

"Transfer" means sell, grant, assign, arrange for substitute performance by an Affiliate or third party, encumber, pledge or otherwise convey, commit or dispose of and the word used as a noun shall have a corresponding meaning.

1.2

Certain Rules of Interpretation

In this Agreement:

(a)

Consent Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is requred shall be conclusively deemed to have withheld its approval or consent.

(b)

Currency - Unless otherwise specified, all references to money amounts are to the lawful currency of Canada.

(c)

Governing Law - This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario, without prejudice to or limitation of any other rights or remedies available under the laws of the jurisdiction in which any of the Properties are situate.

(d)

Headings - Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(e)

Including - Where the word "including" or "includes" is used in this Agreement,

it means "including (or includes) without limitation".

(f)

No Strict Construction— The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(g)

Number and Gender -- Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(h)

Severability — if, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(i)

Statutory references — A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

(j)

Time - Time is of the essence in the performance of the Parties' respective obligations.

(k)

Time Periods - Unless otherwise specified. time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.3

Knowledge

Any reference to the knowledge of any Party shall mean to the best of the knowledge, information and belief of such Party after reviewing all relevant records and making due inquiries regarding the relevant matter of all relevant directors, officers and employees of the Party.

1.4

Entire Agreement

This Agreement and the agreements and other documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

1.5

Schedules

The schedules to this Agreement, as listed below, are an integral part of this Agreement

Schedule

Description

A -

Part 1

Mineral Rights and Encumbrances

Part 2

Location Map

Part 3

Assessment Work Credits

ARTICLE 2REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1

Capacity

Inco represents and warrants to the Owner the matters set out below and acknowledges the Owner is relying upon all such representations and warranties for the purposes of this Agreement:

(a)

it is a corporation incorporated, continued or amalgamated under the laws of the jurisdiction of its incorporation, continuation or amalgamation, as the case may be, and it is duly organized and existing under such laws and is qualified to do business and is in good standing in all applicable jurisdictions;

(b)

it has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement, and all corporate and other actions required to authorize it to enter into and perform its obligations under this Agreement have been properly taken;

(c)

it is not a party to, bound or affected by or subject to any agreement, instrument,

charter or by-Jaw provision or Law that would be violated, contravened or breached by entering into or performing under this Agreement; and

(d)

this Agreement has been duly executed and delivered by it and is valid, binding and enforceable against it in accordance with its terms.

2.2

Representations and Warranties of Owner

Owner hereby represents and warrants to Inco the matters set out below and acknowledges that upon all such representations and warranties for the purposes of this Agreement:

(a)

the information in Parts 1 and 2 of Schedule A relating to the Properties is true,

complete and correct and accurately depicts and describes the area covered by the rights subject to this Agreement;

(b)

the Mineral Rights are currently registered and recorded in the name of Owner as to a 100% undivided interest where registration and recording are required to preserve and protect the title of Owner to such rights, free and clear of all Encumbrances, other than as identified in Part 1 of Schedule A, and, to Owner's knowledge, such licenses are valid and in good standing.  Owner makes no representation or warranty as to any Surface Rights to the area covered by the Properties;

(c)

Owner has complete authority to deal with the Mineral Rights as provided in this

Agreement, and, other than this Agreement, there are no other agreements affecting title to the Mineral Rights;

(d)

the Mineral Rights have been validly and. properly located, and recorded in accordance with the laws of the jurisdiction in which the Mineral Rights are located and, to Owner's knowledge, there are no disputes, threatened or now existing as to title to or recording of the Mineral Rights;

(e)

Owner has delivered to or made available for inspection by Inca copies of all title documents, plots and field notes of surveys and all Existing Data which Owner has in its possession or under its control relating to the Properties, the mineral potential of, and access rights to, the Properties;

(f)

all municipal, provincial state, territorial and federal taxes and levies of any kind whatsoever in respect of the ownership and use of all of the Mineral Rights which were due and payable as of the date of this Agreement or prior to such date have been paid and satisfied as of such date;

(g)

Except as to matters otherwise disclosed in writing to Inco prior to the Effective

Date, to Owner's knowledge, the conditions existing on or with respect to the Properties and its ownership of the Mineral Rights and operation of the Properties are not in violation of any Laws (including without limitation any Environmental Laws), nor causing or permitting any damage (including Environmental Damage, as defined below) or impairment to the health, safety, or enjoyment of any person at or on the Properties or in the general vicinity of the Properties;

(h)

to Owner's knowledge, there have been no past violations by it or by any of its predecessors in title of any Environmental Laws or other Laws affecting or pertaining to the Properties, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Properties ("Environmental Damage"); and Owner has not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Laws.

(i)

Owner is not a non-resident of Canada for the purposes of the Tax Act; and

(j)

Owner has duly taken all actions and made all payments required to be taken and made under the Mineral Act and regulations thereunder in order that the Mineral Rights and all the hectares forming part thereof have been retained by Owner free of surrenders, forfeiture or lien under such legislation and the Mineral Rights have the credits set forth on Schedule A - Part 3 under such legislation.

2.3

Survival of Representations and Warranties

Representations and warranties shall survive the execution and delivery of this Agreement.

2.4

Encumbrances and Other Agreements

Except as specifically provided in this Agreement, no Party will knowingly cause or permit any Encumbrance to be charged against the Mineral Rights or the Properties. Without the prior consent of Inca, Owner will not enter into new agreements or instruments encumbering or affecting the Mineral Rights or the Properties or amend or modify any that exist as of the Effective Date.

2.5

Indemnities

(a)

Each Party shall indemnify each other Party, its officers, directors, agents,

employees and its Affiliates (collectively, the "Indemnified Party") from and against any Material Loss. A. "Material Loss" shall mean all costs, expenses, losses, claims, demands, damages or liabilities, oC any nature or kind including attorneys' fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Party ("Indemnifying Party") of any representation, warranty or covenant contained in this Agreement and any and all actions, suitor, proceedings, claims, legal and other expenses related or incidental thereto.

(b)

Owner shall indemnify Inco's Indemnified Parties from and against Environmental Liabilities determined to be existing or incurred at the Properties prior to the Effective Date or to be the result of activities or operations of Owner on or in respect of the Properties prior to the Effective Date, and not attributable to the conduct of Inco.

(c)

If any claim or demand is asserted against an Indemnified Party in respect of which such Indemnified Party may he entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Party, The Indemnifying Party shall have the right, but not the obligation, by notifying the Indemnified Party within thirty (30) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Party to participate, at the Indemnified Party's expense and with counsel of the Indemnified Party's choice) the defense, compromise or settlement of the matter. Any damages to the assets or business of the Indemnified Party caused by a failure by the Indemnifying Party to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner, after the Indemnified Party has given notice of such claim, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party. Any settlement or compromise of a matter by the Indemnifying Party shall include a full release of claims against the Indemnified Party which have arisen out of the claim or demand for which indemnification is sought.

ARTICLE 3SCOPE AND MAINTENANCE OF OPTION

3.1

Grant of Rights and Options

(a)

Right and Option to Explore — Owner hereby grants to Inco, subject to Inco obtaining from the appropriate Surface Rights holders, if any, all necessary consents and approvals as to entry, use and occupation of the Surface Rights, the immediate licence, authority and option to enter upon and explore and develop all parts of the Properties and during the Option Period to acquire interests hereunder with the same power and authority granted to Inco, its servants, agents, workers or contractors and their subcontractors and agents as Owner has, to survey, sample, examine, diamond drill, prospect, explore, develop and mine the same in searching for minerals, in such manner as may be permitted by the Surface Rights owners, if any, Laws and as Inco in its sole discretion may determine, including the right to erect, bring and install thereon all such buildings, machinery, equipment and supplies as Inco shall deem necessary and the right to remove reasonable quantities of cm- for assay and testing purposes only.

(b)

Right to Return, Release and Otherwise deal with Mineral Rights

(i)

During the Option Period, Inco may at any time give written notice (a

"Release Notice") to Owner that it wishes to release all of its interest in or in respect of any portion of the Mineral Rights. In the case where the Release Notice relates to a portion of the Mineral Rights, unless Owner exercises its right to maintain such Mineral Rights, Inco shall be free to allow such Mineral Rights to lapse by ceasing to file assessment work in respect thereof or may cause them to be abandoned or surrendered under the Mineral Act. From the giving of Inco's Release Notice with respect to any portion of the Mineral Rights, that portion of the Mineral Rights shall no longer be subject to this Agreement and either Party shall be free to acquire rights to explore or mine or both over the areas previously covered by such Mineral Rights at any time.

(ii)

During the Option Period, Imo shall have the right to apply for renewals and extensions of each of the rights constituting the Mineral Rights, to make any deficiency payments required, and on behalf of all Parties to apply for further and other mineral rights in respect of the areas covered by the Properties, to distribute work credits and apply for a mining lease and to negotiate with the owners and occupiers of any Surface Rights, if any, required for access to, or the exploration and development of, the Properties.

(c)

Right and Option to Earn 100% Interest - Owner hereby grants to Inco the further sole and exclusive right and option to earn a 100% undivided interest in the Properties, free of all Encumbrances, but subject to the provisions of this Agreement (the "Option"), by incurring an aggregate of not less than $700,000.00 in Expenditures and making payments to the Owner of an aggregate of $200,000 on or before the end of the Option Period in accordance with Section 3.3.

3.2

Commitments of Inco

(a)

Maintenance of Mineral Rights Free of Tax Liens - Until such time as Inco releases portions of the Mineral Rights under Section 3.1(b)(i) or abandons the Rights and Options pursuant to Section 3.5, or until the exercise of the Option, Inco shall maintain the Mineral Rights in good standing under the Mineral Act and shall, on receipt from Owner of tax bills, pay all taxes in respect of the use or occupation of the Properties. Owner shall transmit to lnco promptly any notices it receives pertaining to taxes, assessments or other charges.

(b)

Reports - Inco will tile the results of all of its Expenditures for assessment work credit under the Mineral Act and give Owner a copy of such filings. Inca shall prepare and deliver to Owner an annual technical report giving details of the factual data resulting from the Expenditures incurred in the last completed calendar year, within ninety (90) days following the completion of the applicable calendar year. Inco will use its best efforts to ensure the accuracy of the foregoing reports; however, the Parties acknowledge and agree that Imo gives no representation or warranty to Owner as to the accuracy of such reports. The reporting obligations of Imo imposed by this Section 3.2(b) are subject to the right of Inco to not report information which it, in its sole opinion, deems to be confidential or strategic to its work or future programs.

(c)

Access — During the Option Period, Owner and its authorized representatives shall be entitled to enter upon the Properties in reasonable numbers and at reasonable times at their own risk and expense to inspect the work being carried out by Inca. Owner will indemnify Inco against any expenses or damages that Inco may incur as a result of any injury or property damage sustained or caused by Owner or its authorized representatives.

(d)

Removal of Liens — During the Option Period, Inco will pay or cause to be paid all workers or wage earners employed by it on the Properties and will pay for all material purchased by it in connection with its work on the Properties which might give rise to a lien. If a lien or notice of lien is recorded against the Properties as a result of work done by or for Inca, it will take reasonable steps to have the lien removed; provided, however, that Inco may dispute any claim for lien.

3.3

Requirements to Maintain and Exercise the Option

(a)

Option — Subject to Section 3.3(b), in order to keep the Option in good standing and exercise the same, Inca shall be required to (i) expend and make payments not later than the dates set. forth in Column (3) below; and (ii) certify in writing to Owner not later than ninety (90) days following the dates set forth in Column (3) below, not less than the Expenditures set forth on the same line in Column (1) below and the payment amounts set forth in Column (2) below:

Column (1)

Column (2)

Column (3)

Expenditures

Amount to Owner

Required Dates

-

$15,000

Effective Date

$100,000

$35,000

1st Anniversary Date

$200,000

$50,000

2nd Anniversary Date

$400,000

$100,000

3rd Anniversary Date

Excess Expenditures incurred in any year may be applied to the following year or years. In respect of the certification referred to in Section 3 3(a)(ii), such certification will include or be accompanied by a report in the nature of the report referred to in Section 3.2(b) in respect of such work to the extent not previously reported.  Inco may accelerate any or all of these payments or Expenditures.

(b)

Title Disputes — Notwithstanding the dates set forth in this Agreement for the incurring of any Expenditures by Inco or the giving of any notices, if Owner's ownership of any or the Mineral Rights is disputed by proceedings in any court, then the period of time within which Inco is required to make any Expenditures or give any notification hereunder shall be automatically extended by the period of time between the commencement of any such proceedings and ten (10) days after the final termination of any such proceedings in a court of final resort from which no appeal can be taken by any party involved therein. Similarly, all time periods and dates subsequent. to such extended period shall be adjusted to take into account the extension and delay arising out of such dispute. Owner shall be responsible for resolving any such proceedings; however, Inco shall co-operate with Owner, at Owner's expense, in the defense and resolution of such proceedings.

(c)

Failure to Make Required Expenditures or Payments in respect of the Option - Subject to the provisions of Sections 3.3(b) and 5.4, if in respect of any Anniversary Date Inca fails to make, and certify in writing to Owner, the aggregate Expenditures or payments required in accordance with Section 3.3(a), then all Rights and Options hereunder shall lapse and this Agreement shall terminate. Notwithstanding the foregoing, if Inco fails to make the Expenditures or Payments required by Section 3.3(a) on or before any applicable Anniversary Date in lieu of making such Expenditures, Inco shall have the option to pay any shortfall in cash to Owner by the applicable Anniversary Date and any such payment skill be counted towards the aggregate Expenditures or Payments required pursuant to Section 3.3(a), in which case this Agreement shall not terminate and all Rights and Options under the Agreement shall continue under the terms hereof.

(d)

Rights  and Duties on Termination - If this Agreement is terminated prior to exercise of the Option:

(i)

Inco shall surrender the use of the Properties to Owner provided that for a period of 365 days after the effective date of such termination, subject to taco making its own arrangements with the owners of the Surface Rights, Inco shall have the right of free access to the Properties for the purposes of removing all buildings, plant, equipment, machinery, tools, appliances, supplies and other materials which it may have erected, placed or installed therein, or thereon, but excluding any such items belonging to Owner (collectively, "Inco's Equipment") and no rental or occupancy shall be charged to :nee for such privilege or removal. If Inco does not remove Inco's Equipment within the said 365 days after termination, Owner may give notice to Inco that it requires Inco to remove all of Inco's Equipment, and if such removal has not been completed within 45 days after such notice was given, Owner will be entitled to remove and dispose of all the unremoved Inco’s Equipment, and recover from Inco, and Inco will pay to Owner, Inco’s reasonable cost and expenses of such removal.  Owner will be deemed to have acquired title to all unremoved Inco's Equipment and to have assumed responsibility for it;

(ii)

 Inco shall forthwith after the effective date of such termination, execute and deliver to Owner all necessary documentation to: remove any registered caveats regarding this Agreement, and if Inco has acquired any Surface Rights which are assignable and are requested by Owner to be assigned to it, assign such Surface Rights to Owner, subject to Owner paying to Inco the cost of acquisition of any such Surface Rights or future rental costs, as the case may be; or, in either case, as Owner may in writing irrevocably direct (including payment of the amount of the transfer fee for recording the Mineral Rights);

(iii)

Inco will comply with all Laws with respect to clean-up of its work on the

Properties and in doing so will comply with all directives and regulations of Governmental Authorities, including environmental agencies; provided, however, that Inco shall not be responsible for areas of the Properties which were disturbed or contaminated in any way prior to the Effective Date or following the termination of this Agreement;

(iv)

Inco will, within ninety (90) days of any termination, deliver to Owner a copy of any maps, reports, assays and a certificate of its Expenditures in respect of those portions of the Properties in respect of which termination has occurred, to the extent that they have not previously been supplied by Inco to Owner; and

(v)

Inco shall, to the extent not already paid, pay all taxes, fees and fines if any, relating to all the Mineral Rights, applicable to the period of the occupancy thereof by Inco.

3.4

Exercise of the Option

If Inco incurs the cumulative aggregate Expenditures and makes the payments in the manner described in Section 3.3(a), then the Option shall be deemed automatically exercised without any farther action by the Parties.

3.5

Abandonment of All Rights and Options

Except for the commitments of Inco under Section 3.2 and Section 3,3(d), and any other accrued obligations of Inco to Owner hereunder (which accrued obligations shall be performed by Inco irrespective of termination), nothing contained in this Agreement nor the doing of any act or thing by Inca under the terms of this Agreement. shall obligate it to do anything else hereunder, it being clearly understood that Inco may abandon all the Rights and Options granted to it under this Agreement by giving notice of such abandonment to Owner. If Inco gives notice of abandonment of the Rights and Options granted to Inco, and provided Inco complies with all its accrued obligations to Owner hereunder, Inco shall be under no obligation to make any payment or do anything else hereunder from and after the date such notice is effective and shall forthwith thereafter deliver the documentation and take the action relating. to the Mineral Rights in accordance with Section 3.3(d). For greater certainty, Inco's abandonment shall not relieve Imo of its obligation to fund Expenditures up to the amount of Inco's contractual obligations to third parties and to limd and satisfy liabilities to third parties incurred as a result of its activities pursuant to this Agreement, including Environmental Liabilities, Continuing Obligations and Environmental Compliance arising prior to Inco's withdrawal.

3.6

Notice of Default

If, prior to the exercise of the Option, Inco fails to perform or defaults in the performance of a material obligation under this Agreement, Owner may terminate this Agreement, but only if:

(a)

Owner has first given to Inco a notice of default containing particulars of the failure or default; and

(b)

Inco has not:

(i)

in the case of default on any payment, cured such default within fifteen

(15) days following delivery of notice of default; or

(ii)

in any other case, cured such default or commenced proceedings to remedy such default by appropriate performance within ninety (90) days following delivery of notice of default (Inco hereby agreeing that should it so commence to cure any default it will prosecute the same to completion without undue delay).

If Inca fails to comply with the provisions of Section 3.6(b), Owner may then terminate the Rights and Options granted to Imo by written notice to Inco.

3.7

Conduct of lnco

Inco agrees that it shall, during the currency of the Rights and Options hereby granted, carry out its activities as contemplated hereunder in a manner consistent with good and prudent mining, mineral exploration and environmental practices and in material accordance with all applicable Laws.

3.8

Transfer of Title

If Inco exercises the Option pursuant to Section 3.3, Owner shall forthwith, obtain all requisite consents and take all requisite actions under the Laws of Nunavut and Canada by which the Mineral Rights are held to transfer, register and record a 100% interest in the title to each of the Mineral Rights to Inco.

3.9

Transfer of Interest

Neither Party may Transfer any part of its interest rights or obligations under this Agreement to a third Party during the Option Period. The foregoing shall not apply to a Transfer by a Party to an Affiliate or pursuant to a corporate merger, consolidation, amalgamation or reorganization of a Party by which the surviving entity shall possess substantially all of the issued shares, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of the Party.

ARTICLE 4CONFIDENTIALITY

4.1

Business Information

Both during the Option Period and after its expiration (or any sooner termination of this Agreement), the Existing Data and the Inco Data and the results of interpretations resulting therefrom (the "Business Information") may be used by either Party for any purpose without consulting with, or obligation to, the other Party. Except as provided in Sections 4.2 and 4.3, or with the prior written consent of the other Party, each Party shall keep confidential and not disclose or Transfer, directly or indirectly, to any third party or the public any portion of the Business Information that constitutes Confidential Information.

4.2

Permitted Disclosure of Confidential Business Information

Either Party may disclose Business Information that is Confidential Information to a Party's officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Party's performance of its obligations under this Agreement. The Party disclosing Confidential Information pursuant to this Section 4.2, shall disclose such Confidential information to only those persons who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 4.2 and who have agreed in writing enforceable by the other Party to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Article 4. The Party disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such persons in violation of this Agreement and such other writing.

4.3

Disclosure Required By Law

Notwithstanding anything contained in this Article 4, a Party may disclose any Confidential Information if, in the opinion of the disclosing Party's legal counsel: (a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (b) such disclosure is legally required to be made pursuant to the ru1es or regulations of a stock exchange or similar trading market applicable to the disclosing Party.

Prior to any disclosure of Confidential Information under this Section 4.3, the disclosing Party shall give the other Party at least three (3) Business Days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Party shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Party in intervention in any such proceeding.

4.4

Public Announcements

No Party will make any public statement or give arty press release concerning the matters contemplated herein without the consent of the other Party, which consent will not he unreasonably withheld. A Party wishing to make a public announcement shall give the other Party at least three (3) Business Days to comment upon and suggest changes to the public announcement unless the Party is obligated to make the public announcement in less than three (3) Business Days in order to comply with applicable securities laws or stock exchange rules, regulations or policies.

4.5

Consultation Regarding Disclosure

The Party making disclosure under Sections 4.3 or 4.4 will consult with the other regarding the text of any such statement, release or disclosure and the Parties will use all reasonable efforts, acting expeditiously and in good faith, to agree upon a text that is satisfactory to each of them within those three Business Days. If the Parties fail to agree upon such text, the Party making the disclosure will make only such public statement or release as its counsel advises in writing is legally required to be made.

4.6

Internal Proprietary Information

Other than in relation to a disclosure xi a person mentioned in Section 4.2, the Parties agree not to use or disclose Transfer or otherwise make available to third parties or the public at any time any knowledge or information they may obtain relating to internal proprietary techniques and methods used by the other Party for purposes of geological interpretation, extraction, mining, processing of minerals, or any other proprietary information that may be acquired.

ARTICLE 5

GENERAL

5.1

Notices

All notices, payments and other required communications ("Notices") to the Parties shall be in writing, and shall be addressed respectively as follows:

(a)

in the case of a Notice to Owner at:

Joe Antoshkiw

21 Morrow Avenue, Apt.19

Winnipeg, Manitoba

(b)

in the case of a Notice to Inco at:

Inco Limited

145 King Street West Suite 1500

Toronto, ON M5H 4B7

Attention:  General Counsel

Fax:  416-361-7734

with a copy to:

Inco Technical Services Limited

2060 Flavelle Boulevard

Mississauga, ON L5K 1Z9

Attention:  Vice-President, Exploration

Fax: 905- 403-2402

Any Notice will:

(a)

if delivered, be deemed to have been given and received on the day it was delivered; and

(b)

if sent by telecommunication, facsimile or other similar form of -communication,

be deemed to have been given and received on the Business Day following the day it was so sent.

A Party may at any time give in the other Party notice in writing of any change of address of the Party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to he the address of such Party for the purposes of giving notice hereunder.

5.2

Waiver

The failure of a Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Party's right thereafter to enforce any provision exercise any right.

5.3

Amendment

No amendment, supplement, modification, waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, shall he binding unless executed in writing by the Party to be bound thereby.

5.4

Force Majeure

Except for any obligation to make payments when due hereunder, the obligations of a Party shall be suspended to the extent and fix the period that performance is prevented by any cause, whether foreseeable or unforeseeable, that is beyond its reasonable control, including labor disputes (however arising and whether or not employee demands are reasonable or within the power of the party to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any Governmental Authority; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, provincial or territorial or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion, fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather conditions; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights or environmental pressure groups; or any other cause whether similar or dissimilar to the foregoing. The affected Party shall promptly give notice to the other Parties of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Party shall resume performance as soon as reasonably possible. Commercial frustration, commercial impracticability or the occurrence of unforeseen events rendering performance hereunder uneconomical shall not constitute an excuse of performance of any obligation imposed hereunder.

5.5

Further Assurances

The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry nut its provisions.

5.6

Survival of Terms and Conditions

The following Sections shall survive the termination of this Agreement to the full extent necessary for their enforcement and the protection of the Party in whose favour they run: Section 2.5 and Article 4.

5.7

Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

5.8

Recording

This Agreement shall be recorded in the Minerals Act.

5.9

No Partnership

Nothing contained in this Agreement shall be deemed to constitute any Party the partner of any other, nor, except as otherwise herein expressly provided, to constitute any Party the agent or legal representative of any other, nor to create any fiduciary relationship between them. It is not the intention of the Parties to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. No Party shall have any authority to act for or to assume any obligation or responsibility on behalf of :my other Party, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the Parties shall be several and not joint or collective. Each Party shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, it being the express purpose' and intention of the Parties that their ownership of Assets and the rights acquired hereunder shall be as tenants in common. Each Party shell indemnify, defend and hold harmless each other Party, its directors, officers, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities arising out of any act or any assumption of liability by the indemnifying Party, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the other Party, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Parties.

5.10

Waiver of Rights of Partition and Sale

The Parties hereby waive and release all rights of partition or of sale in lieu thereof, or other division of Assets, including any such rights provided by statute and all similar rights applicable in the jurisdiction in which the Properties are located.

5.11

Expense and Commissions

Each Party shall pay its own legal and other costs and expenses incurred in connection with this Agreement and agrees to save harmless each other Party from and against any and all claims whatsoever for any commissions or other remuneration payable or alleged to be payable to anyone acting on its behalf.

5.12

Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and thcsimiles shall ngether constitute one and the same agreement.

5.13

Language

The Parties confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les signataires confirment leur volonte que la presente convention, de meme que tous les documents s’yrattachant, y compris tout avis, annexe et autorisation, solent rediges en anglais seulement..

IN WITNESS OF WHICH the parties have duly executed this Agreement.

/s/ Joe Antoshkiw

/s/ Paulina Karen Paulusm

__________________________________

_____________________________________

Joe Antoshkiw

Witnessed by:

INCO LIMITED

By: /s/ Stuart Nichilas Shoard

Name: Stuart Nichilas Shoard

Title: VP Exploraiton

I have the authority to bind the Corporation

Schedule A

Part I — Mineral Rights and Encumbrances

Description of Mineral Rights

Mineral Claims:

F76853

F76854

F76855

Description of All Encumbrances

NIL

Schedule A

Part 2 - Location Map

Schedule A

Part 2 – Location Map

-92.54
62.90
-92.12
62.90
55-K-16
-92.12
62.85
-92.00
62.85
-92.54
62.78
-92.00
62.78
0
5
km

FILENAME Aatoshkaw Rankin Inlet Properties(Oct 19-06).DOC

Schedule A

Part 3 — Assessment Work Credits

No Assessment Work completed as of October 19, 2006